Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:

Andrea K. Tarbox

Vice President and Chief Financial Officer

847.239.8812

FOR IMMEDIATE RELEASE

MONDAY, AUGUST 4, 2008

KAPSTONE REPORTS SECOND QUARTER 2008 RESULTS

NORTHBROOK, IL – August 4, 2008 – KapStone Paper and Packaging Corporation (NASDAQ: KPPC) today reported results for the second quarter ended June 30, 2008,

•      Second Quarter Basic and Diluted EPS of $0.32 and $0.22, Respectively

•      YTD Cash Flows from Operations of $21 Million

•      Acquisition of Charleston Kraft Division of MeadWestvaco Corporation Completed

	Three Months Ended June 30,		Six Months Ended June 30,
$ 000’s	2008	2007	2008	2007
Net Sales	$68,162	$60,242	$135,291	$125,669
Net Income	$8,251	$3,449	$15,481	$10,527

Basic Earnings per Share	$0.32	$0.14	$0.61	$0.42

Diluted Earnings per Share	$0.22	$0.09	$0.43	$0.30

EBITDA	$16,061	$9,050	$30,299	$23,096

Second Quarter Operating Highlights

Net sales of $68.2 million in the second quarter of 2008 increased by 13.1% compared to 2007. Net income of $8.3 million increased by 139.2% and EBITDA of $16.1 million was up 77.5% over the same quarter last year.

Unbleached kraft paper sales increased to $60.5 million, an increase of 15.3% over 2007. Higher prices resulting from the full realization of 2007 actions and the partial realization of first quarter 2008 price increases produced a $4.4 million  boost in sales.  Also contributing to the higher sales was a 15% increase in production volume. As previously announced, the annual maintenance outage is planned for third quarter of 2008 compared with the second quarter a year ago.  As a result, second quarter 2008’s production exceeded prior year’s by 11%.  Productivity improvements added 4% to volume growth.

Operating income for the unbleached kraft paper segment was $15.9 million in the second quarter, a 101.8% increase over the prior year. Operating income improved as a result of the maintenance outage timing, higher selling prices and improved productivity, partially offset by inflation of raw material and freight costs. The cost of the 2007 annual planned maintenance outage was approximately $4.6 million. In addition, second quarter 2007 operating income was negatively impacted by approximately $1.0 million due to a two-day unplanned outage caused by an electrical fire.

Dunnage bag net sales for the second quarter of 2008 were up $0.2 million to $8.9 million mainly due to a 5.5% increase in volume while average revenue per bag decreased by 2.8%.  Dunnage bag operating income of $1.3 million, decreased by $0.5 million for the second quarter of 2008 compared to the same quarter a year ago, due to lower selling prices and inflation on raw material and freight costs.

Corporate expenses of $4.0 million for the second quarter were $0.4 million higher than the comparable quarter in the prior year and reflect increases mainly due to stock compensation expense and Charleston Kraft Division (CKD) acquisition expenses, partially offset by lower TSA expenses paid to International Paper Company (IP) as the Company migrated to its own enterprise resource planning (ERP) system and terminated transitional services with IP on April 1, 2008.

Cash Flow and Working Capital

Net cash from operating activities for the six months ended June 30, 2008 totaled $20.9 million.  Capital expenditures of $4.6 million in the quarter were primarily spent on the new ERP system and equipment upgrades for the unbleached kraft facility. During the quarter the Company repaid $11.6 million of long-term debt. Working capital at June 30, 2008, prior to the consummation of the CKD acquisition, was $79.6 million including cash and cash equivalents of $56.5 million.

“Our operations performed remarkably well during the quarter and compared favorably to first quarter. We have implemented additional price increases to offset the substantial impact of inflation on our raw materials and freight costs,” said Roger W. Stone, Chairman and Chief Executive Officer of KapStone.  “The Charleston operation, which joined our company on July l, 2008, represents an important step in achieving our strategic vision. Our meetings last month with our new Charleston employees were well received and filled with enthusiasm. We look forward to realizing the potential of our expanding company.”

Conference Call

KapStone has scheduled a conference call at 11 a.m. ET, Tuesday, August 5, 2008, to discuss the Company’s financial results for the 2008 second quarter. The conference call will be available via the Internet by accessing the Company’s web site at http://kapstonepaper.com. A replay of the webcast will be available for 30 days following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is a leading North American producer of unbleached kraft paper grades and inflatable dunnage bags.   The Company is the parent company of KapStone Kraft Paper Corporation which includes paper mills in Roanoke Rapids, NC and North Charleston, SC, a lumber mill in Summerville, SC and Ride Rite®, an inflatable dunnage bag manufacturer in Fordyce, AR.  The business employs approximately 1,750 people.

Non-GAAP Financial Measure

Investors are cautioned that EBITDA, or earnings before interest, income taxes, depreciation and amortization contained in this press release is not a financial measure under U.S. generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. The Company believes that this non-GAAP measure provides useful information to investors because it provides for greater transparency to key measures used to evaluate the performance and liquidity of the Company.  Management uses EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs and potential future contingent earn-out payments to IP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as  “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions.   These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the ability of KapStone to successfully integrate CKD’s operations and employees and KapStone’s ability to realize anticipated synergies and cost savings; (2) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (3) market and economic factors, including changes in pension and healthcare costs and natural disasters, such as hurricanes; (4) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (5) the ability to achieve and effectively manage growth; (6) ability to pay the Company’s debt obligations; and (7) the ability to carry out the Company’s strategic initiatives and manage associated costs.  Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, which is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. These filings can be found on KapStone’s Web site at www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corp

Condensed Consolidated Statements of Income

Unaudited

(In thousands, except share and per share amounts)

			Fav / (Unfav)			Fav / (Unfav)
	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2008	2007	%	2008	2007	%

Net sales	$68,162	$60,242	13.1%	$135,291	$125,669	7.7%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	40,800	41,358	1.3%	82,358	83,794	1.7%
Freight and distribution	6,924	5,674	-22.0%	13,511	11,360	-18.9%
Selling, general and administrative	4,564	4,287	-6.5%	9,494	8,007	-18.6%
Depreciation and amortization	2,835	2,929	3.2%	5,428	5,110	-6.2%
Other operating income	187	127	47.2%	371	588	-36.9%
Operating income	13,226	6,121	116.1%	24,871	17,986	38.3%

Interest income	293	485	-39.6%	840	882	-4.8%
Interest expense	460	1,117	58.8%	1,213	2,273	46.6%
Income before provision for income taxes	13,059	5,489	137.9%	24,498	16,595	47.6%
Provision for income taxes	4,808	2,040	-135.7%	9,017	6,068	-48.6%

Net income	$8,251	$3,449	139.2%	$15,481	$10,527	47.1%

Earnings per share:
Basic	$0.32	$0.14		$0.61	$0.42
Diluted	$0.22	$0.09		$0.43	$0.30

Weighted-average number of shares outstanding:
Basic	25,391,330	24,960,000		25,336,688	24,966,667
Diluted	36,719,720	36,627,912		35,638,521	35,248,423

OPERATING SEGMENT DATA

(In thousands)

			Fav / Unf)			Fav / Unf)
	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2008	2007	%	2008	2007	%
Net sales
Unbleached kraft	$60,545	$52,519	15.3%	$120,905	$111,001	8.9%
Dunnage bags	8,905	8,684	2.5%	16,797	16,452	2.1%
Intersegment elimination	(1,288)	(961)	-34.0%	(2,411)	(1,784)	-35.1%
Total net sales	$68,162	$60,242	13.1%	$135,291	$125,669	7.7%

Operating income by segment
Unbleached kraft	$15,930	$7,892	101.8%	$30,480	$21,406	42.4%
Dunnage bags	1,269	1,817	-30.2%	2,600	3,312	-21.5%
Corporate expenses	(3,973)	(3,588)	-10.7%	(8,209)	(6,732)	-21.9%
Total operating income	$13,226	$6,121	116.1%	$24,871	$17,986	38.3%

KapStone Paper and Packaging Corp

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$56,508	$56,635
Trade accounts receivable, net	34,167	30,208
Inventories	20,202	19,846
Deferred income taxes	2,039	1,263
Prepaid expenses and other current assets	1,932	735
Total current assets	114,848	108,687

Plant, property and equipment, net	104,423	104,858
Other assets	7,011	3,735
Intangible assets, net	5,783	5,875
Goodwill	2,295	2,295
Total assets	$234,360	$225,450

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,583	$19,578
Accounts payable	13,126	11,050
Accrued expenses	7,239	4,867
Accrued compensation expenses	6,444	6,625
Accrued income taxes	829	1,477
Total current liabilities	35,221	43,597

Long-term debt	29,778	32,922
Pension and post retirement benefits	4,117	3,420
Deferred income taxes	3,509	1,047
Other liabilities	286	279
Total liabilities	72,911	81,265

Stockholders’ equity:
Common stock $.0001 par value	3	3
Additional paid-in capital	116,785	115,002
Retained earnings	44,582	29,101
Accumulated other comprehensive income	79	79
Total stockholders’ equity	161,449	144,185
Total liabilities and stockholders’ equity	$234,360	$225,450

KapStone Paper and Packaging Corp

Supplemental Information

GAAP to Non-GAAP Reconciliation

Unaudited

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income (GAAP) to EBITDA (Non-GAAP):
Net income (GAAP)	$8,251	$3,449	$15,481	$10,527
Interest income	(293)	(485)	(840)	(882)
Interest expense	460	1,117	1,213	2,273
Provision for income taxes	4,808	2,040	9,017	6,068
Depreciation and amortization	2,835	2,929	5,428	5,110

EBITDA (Non-GAAP)	$16,061	$9,050	$30,299	$23,096